Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of April 1, 2008, by and between InnerLight Holdings, Inc., a corporation organized under the laws of the State of Delaware (hereafter referred to as "Employer") and Heber C. Maughan, an individual (hereafter referred to as "Employee").

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

1.  Employment.

(a)  Employer hereby agrees to employ Employee, and Employee agrees to serve as an employee of Employer or as an employee of one or more of its subsidiaries, during the Period of Employment, as defined in Section 2, in such executive capacity as is set forth herein.  During the Period of Employment, Employee also agrees to serve on the Board of Directors of Employer, as well as a member of any committee of the Board of Directors of the Employer to which Employee may be elected or appointed.  Employer agrees to take the steps necessary to facilitate the election of Employee to the Board of Directors of Employer as soon as possible after the execution of this Agreement.  At its meeting held on the 1st day of April, 2008, the Board of Directors of Employer elected Employee to the additional posts of Chief Financial Officer of Employer effective as of the date of this Agreement.  It is the intention of the Board of Directors to reelect Employee to such positions during the balance of the Period of Employment.

(b)  If after the annual meeting of the Board of Directors of Employer or at any time thereafter during the Period of Employment, the Board of Directors fails, without Employee's consent, to elect or reelect Employee as Chief Financial Officer of Employer and as a Director of Employer, or removes Employee from such offices or directorship, or if at any time during the Period of Employment, Employee shall fail to be vested by the Board of Directors of Employer with the power and authority of Chief Financial Officer of Employer or Employee shall lose any significant duties or responsibilities attending such offices, Employee shall have the right by written notice to Employer to terminate his services hereunder, effective as of the last day of the month of receipt of such notice, in which event the Period of Employment, as hereinafter defined, shall so terminate on such last day of the month; such termination under such circumstances shall be deemed pursuant to paragraph (a) of Section 5 hereof as a termination by Employer other than for material breach or just cause with all of the consequences which flow from such termination.

2.  Period of Employment.

The "Period of Employment" shall be the period commencing on the 1st day of April, 2008 and ending on the 31st day of March, 2013.

3.  Duties During the Period of Employment.

Employee shall devote his time, attention, and best efforts to the affairs of Employer and its subsidiaries during the Period of Employment, provided, however, that Employee may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations, membership on the Board of Directors of other organizations (as Employer may from time to time agree to), and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of his duties under this Agreement, or conflict in any material way with the business of Employer and its subsidiaries.

4.  Current Cash Compensation.

(a)  Base Annual Salary.  Employer will pay to Employee during the Period of Employment commencing on the 1st day of April, 2008 a base annual salary of $150,000.00 payable in substantially equal bi-weekly installments during each calendar year, or portion thereof, of the Period of Employment. It is agreed that Employee will receive a minimum 10% increase in base salary every year thereafter during the Period of Employment ending on the 31st day of March, 2013; provided, however, it is agreed between the parties that the Employer shall review annually, and in light of such review may, in the discretion of the Board of Directors, increase further such base annual salary taking into account Employee's then responsibilities, increase in the cost of living, performance by Employee, and other pertinent factors.

(b)  Bonus.  During the Period of Employment, Employer, in its sole discretion, will award Employee an annual bonus based on his performance and other factors; provided, however, that Employer will pay Employee a minimum annual bonus in respect of his services for each calendar year of $30,000.00.  If the Period of Employment should terminate other than at the end of a calendar year, Employer will pay Employee as his last bonus a minimum of that portion of $30,000.00 prorated over the number of complete months of service during the last calendar year of service; provided, however, that the minimum bonus for 2008 shall be $30,000.00 regardless of whether the Period of Employment shall terminate during 2008.  While not being legally required to pay any bonus in excess of the minimum bonus, Employer agrees to take into account, in determining the amount of the annual bonus, the factors described in paragraph (a) hereof.  The bonus in respect of any calendar year shall be paid on or before the 15th day of March of the succeeding calendar year.

5.  Termination.

(a)  Termination by Employer other than for Material Breach of Just Cause; Voluntary Terminations.  If Employer should terminate the Period of Employment for other than just cause or material breach, as herein defined, in addition to all other benefits payable as provided for hereunder, Employer shall forthwith pay to Employee in one lump sum the amounts otherwise payable to Employee pursuant to paragraphs (a) and (b) of Section 4. Finally, the restrictions on the shares of restricted stock will lapse immediately, and such shares will become non-forfeitable.  The foregoing provisions are subject to the proviso that if the Period of Employment should terminate on or after the 31st day of March, 2013, the payments and other benefits received pursuant to this paragraph including shares of restricted stock with respect to which the restrictions have already lapsed and shares of such stock with respect to which such restrictions lapse by virtue of this paragraph, but excluding any dividends with respect to shares of such restricted stock.
"Just cause" and "Material breach" shall mean not performing one’s duties, willful misconduct in following the legitimate directions of the Board of Directors'; excessive absenteeism not related to illness, sick leave or vacations, but only after notice from the Board of Directors followed by a repetition of such excessive absenteeism; or continuous conflicts of interest after notice in writing from the Board of Directors.

(b)  Resignation by Employee.  If during the Period of Employment, Employee shall exercise his right of termination under paragraph (b) of Section 1, he shall resign voluntarily as Director and as an employee of Employer upon the notice set forth in such paragraph (b).

6.  Nondisclosure.

Employee shall not, at any time during or following the Period of Employment, disclose, transfer or sell, except in the course of employment with Employer, any confidential information or proprietary data of Employer and its subsidiaries so long as such information or proprietary data remains confidential and has not been disclosed or is not otherwise in the public domain.

7.  Notices.

All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Employer's case, to its Secretary) or thirty-six (36) hours after deposit thereof in the United States mails, postage prepaid, for delivery as registered or certified mail -- addressed, in the case of Employee, to the Employee's residential address, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as Employee or Employer may designate in writing at any time or from time to time to the other party.  In lieu of personal notice or notice by deposit in the United States mail, a party may give notice by telegram or telex.

8.  Representations and Warranties of Employer.

Employer represents and warrants that the execution of this Agreement has been duly authorized by resolution of its Board of Directors, and that this Agreement constitutes a valid and binding obligation of Employer in accordance with its terms.

9.  Miscellaneous.

This Agreement constitutes the entire understanding between Employer and Employee relating to employment of Employee by Employer and its subsidiaries and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.  This Agreement may be amended but only by a subsequent written agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

InnerLight Holdings, Inc.

By:	/s/ Kevin P. Brogan

Its:	Company President

/s/ Heber C. Maughan
SIGNATURE OF EMPLOYEE

Heber C. Maughan
NAME OF EMPLOYEE